Exhibit 10.19

AMENDMENT TO SERIES D PREFERRED STOCK SUBSCRIPTION AGREEMENT

This Amendment (the “Amendment”) to Series D Preferred Stock Subscription Agreement (the “Agreement”) dated as of November 8, 2007 is entered into by and between ChemoCentryx, Inc., a Delaware corporation (the “Company”) and Glaxo Group Limited, a limited liability company organized under the laws of England doing business as GlaxoSmithKline (“GSK”).

The Company and GSK wish to amend Sections 7.18 and 7.19 of the Agreement which relate only to the rights and obligations of the Company and GSK to provide for the purchase by GSK of $7 million of the Company’s Common Stock concurrently with an initial public offering of the Company’s Common Stock. The remainder of the Agreement shall remain in full force and effect.

Section 7.8 of the Agreement permits the amendment of such provisions with only the consent of GSK and the Company.

Capitalized terms used herein without definition shall have the same meanings as in the Agreement.

Accordingly, the Company and GSK each hereby agree that Sections 7.18 and 7.19 are hereby amended and restated to read in their entirety as follows:

7.18  Purchase of Common Stock in Initial Public Offering; Selling Restrictions.

(a)      GSK agrees to purchase an aggregate amount of $7 million of the Company’s Common Stock (the “Common Shares”) at a per share price equal to the per share initial public offering price in a private placement closing (the “Common Closing”) to be held concurrently with the closing of an initial public offering of at least $25 million in gross proceeds to the Company. At the Common Closing the Company shall deliver to GSK one or more Common Stock certificates, in accordance with GSK’s reasonable request. Each such certificate shall be registered in the name of GSK or one of its affiliates as GSK shall instruct. The Company’s obligation to issue and deliver such shares at the Common Closing shall be subject to the following conditions, any of which may be waived by the Company: (i) receipt by the Company of a certified or official bank check or checks or wire transfer of funds in the full amount of the purchase price for the Common Shares; (ii) the accuracy in all material respects of the representations of GSK made herein as of the Common Closing; (iii) no judgment, decree, injunction, order or ruling of any court or governmental or regulatory body would be violated by the consummation of the transaction; and (iv) all authorizations, approvals, or permits, if any, of any governmental authority or regulatory body which are legally required shall have been obtained and be effective. GSK’s obligations to purchase the Common Shares at the Common Closing shall be subject to the following conditions, any of which may be waived by GSK: (i) receipt by GSK of one or more certificates representing the Common Shares; and (ii) the accuracy in all material respects of the representations and warranties of the Company made herein as of the Common Closing, provided, however, that for this purpose the representations and warranties of the Company included herein shall be deemed to be updated and modified by information included in the final prospectus relating to the Company’s initial public offering, a copy of which shall have been furnished to GSK and on which GSK shall be entitled to rely. GSK acknowledges that the Common Shares will not be registered and will be appropriately legended as restricted stock. It is the intent of the Company and GSK that the Common Shares purchased hereunder be treated as “Registrable Securities” pursuant to the Investors Rights Agreement. The Company shall use its reasonable best efforts to obtain any necessary consents from the necessary parties to the Investors Rights Agreement to effect such an amendment to the Investors Rights Agreement prior to the closing of the initial public offering.

(b)      GSK agrees that for a period commencing on the date of the Closing and ending on the earliest of (a) the third anniversary of the date of the Closing, (b) the consummation of a Qualified IPO (as defined in the Investors Rights Agreement) and (c) the closing of a transaction in which a third party acquires a majority of the outstanding voting shares of the Company (the “Restricted Period”), neither GSK, nor any of its affiliates, shall offer, sell, contract to sell, pledge, grant an option to purchase, make a short sale or otherwise dispose of any Securities held by GSK or any of its affiliates, or grant an option or other rights to any person or entity to acquire any Securities, without the prior written consent of the Company; provided that notwithstanding anything in this Section 7.18 to the contrary, GSK and its affiliates shall be bound by the Market-Standoff Agreement in Section 1.14 of the Investors Rights Agreement. During the Restricted Period, the consent of the Company shall not be required for the transfers by GSK of all or a portion of the Securities to its affiliates (a “Permitted Transferee”); provided, however, that such affiliate agrees to become a party to, and be bound by, all of the terms and conditions of this Agreement by duly executing and delivering a joinder agreement. During the two year period from and after the expiration of the Restricted Period, GSK and/or its affiliates shall not offer, sell, contract to sell, pledge, grant an option to purchase, make a short sale or otherwise dispose of any of the Securities purchased by GSK pursuant to this Agreement other than pursuant to a registration statement under the Securities Act or pursuant to Rule 144 under the Securities Act without the prior written consent of the Company.

7.19  Standstill.

(a)      During the Research Term (as defined in the Product Development and Commercialization Agreement between the Company and Glaxo Group Limited dated as of August 22, 2006) and the first year thereafter, neither GSK nor any of its affiliates shall, in any manner, directly or indirectly, except as agreed by the Company in writing or as provided expressly in Sections 7.19(b) or 7.19(c) or otherwise under this Agreement: (i) make, effect, initiate, cause or participate in any acquisition of beneficial ownership of any securities or any assets of the Company; (ii) form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to the beneficial ownership of any securities of the Company; (iii) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of any action referred to in subsections (i) or (ii) of this Section 7.19(a); or (iv) assist, induce or encourage any other person or entity to take any action of the type referred to in subsections (i), (ii) or (iii) of this Section 7.19(a).

(b)      Nothing herein shall prevent GSK or its affiliates (or in the case of Section 7.19(b)(v), their employees) from: (i) purchasing the Shares at the Closing; (ii) purchasing the Common Shares at the Common Closing, (iii) purchasing additional Securities pursuant to the provisions of the Investors Rights Agreement or the Certificate; (iv) acquiring Securities issued in connection with stock splits or recapitalizations; (v) following the consummation of a Qualified IPO (as defined in the Investors Rights Agreement) purchasing Securities for (A) a pension plan established for the benefit of GSK’s employees, (B) any employee benefit plan of GSK, (C) any stock portfolios not controlled by GSK or any of its affiliates that invest in the Company among other companies, or (D) any account of a GSK director, officer or employee in such individual’s personal capacity; or (vi) acquiring securities of another biotechnology or pharmaceutical company that beneficially owns any Securities; provided that any Securities so acquired shall be subject to the provisions of Section 7.18 of this Agreement on the same basis as the Shares purchased pursuant to this Agreement.

(c)      GSK and its affiliates shall be free from the restrictions and limitations contained in this Section 7.19 in the event that: (i) the Board of Directors of the Company publicly announces or publicly acknowledges that (A) the Board of Directors of Company has decided to sell the Company or (B) the Company is for sale; (ii) the Company enters into a written agreement with a third party providing for a transaction which would give rise to a change of control in the Company; (iii) any third party commences or otherwise undertakes any tender or exchange offer (as such terms are defined or used under the Exchange Act) for the Company; or (iv) any third party initiates a “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to the Company.

The foregoing Amendment is hereby entered into by the Company and GSK as of November 8, 2007.

CHEMOCENTRYX, INC.

By:	/s/ Thomas J. Schall
Name: Thomas J. Schall
Title: President & Chief Executive Officer

GLAXO GROUP LIMITED

By:	/s/ V. A. Whyte
Name: V. A. Whyte
Title: Assistant Secretary